United States securities and exchange commission logo





                           August 27, 2020

       David Clark
       Chief Financial Officer
       Synchronoss Technologies, Inc.
       200 Crossing Blvd., 8th Floor
       Bridgewater, NJ 08807

                                                        Re: Synchronoss
Technologies, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed August 19,
2020
                                                            File No. 333-248133

       Dear Mr. Clark:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Matthew
Derby, Staff Attorney, at (202) 551-3334 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Technology
       cc:                                              Ronald Prague